Exhibit 4.5

PROCUREMENT, OPERATION & MAINTENANCE
SUPPORT SERVICES AGREEMENT

by and among

Central Valley Renewable Fuels, LLC,

as Owner,

CTCI Americas, Inc.,

as Contractor,

and

Grapevine Energy Holdings, LLC,

as Guarantor

Dated as of August 11, 2025

TABLE OF CONTENTS

1.	Definitions		1

2.	Scope of Services		4
	2.1	Services	4
	2.2	Exclusions	5

3.	Standard of Care; No Warranty		5
	3.1	Standard of Care	5
	3.2	No Warranty	5

4.	Personnel; Subcontracting		6
	4.1	Contractor Employees	6
	4.2	Grapevine Employees	6
	4.3	Subcontracts	6
	4.4	Scope of Authority	7

5.	Owner Covenants		7
	5.1	Owner Provided Materials; Cooperation	7
	5.2	Accuracy	8
	5.3	Facilities	8

6.	Representations and Warranties		8

7.	Compensation and Payment		8
	7.1	Compensation	8
	7.2	Limitation on Unreimbursed Direct Costs	9
	7.3	Payment Procedure	9

8.	Term; Suspension; Termination		11
	8.1	Term	11
	8.2	Suspension by Contractor	11
	8.3	Termination by Contractor	11
	8.4	Mutual Termination	12
	8.5	Effect of Termination	12

9.	Taxes		12

10.	Risk of Loss; Insurance		12
	10.1	Risk of Loss	12
	10.2	Insurance.	12

11.	Liability; Indemnification		12
	11.1	Indemnification by Contractor	12
	11.2	Indemnification by Owner	13
	11.3	Limitation of Liability	13
	11.4	Indemnification Demands	14
	11.5	Right to Contest and Defend	14
	11.6	Cooperation	15
	11.7	Exclusive Remedies	15

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12.	Guaranty		15

13.	Confidentiality		15

14.	Force Majeure		16

15.	Governing Law; Jurisdiction; Etc		16
	15.1	Governing Law	16
	15.2	Dispute Resolution	16

16.	Agreement Priority		16

17.	Independent Contractor		16

18.	No Fiduciary Duty		16

19.	Usury		17

20.	Assignment		17

21.	Notices		17

22.	Entire Agreement; Amendments		18

23.	Further Assurances		18

24.	Severability		18

25.	References		18

26.	Waiver		18

27.	Counterparts; Electronic Signatures		18

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PROCUREMENT, OPERATION & MAINTENANCE SUPPORT SERVICES AGREEMENT

This Procurement, Operation & Maintenance Support Services Agreement (this “Agreement”), dated as of August 11, 2025 (the “Effective Date”), is entered into by and among Central Valley Renewable Fuels, LLC (f/k/a Bakersfield Renewable Fuels, LLC), a Delaware limited liability company (“Owner”), CTCI Americas, Inc., a Texas corporation (“Contractor”), and Grapevine Energy Holdings, LLC, a Delaware limited liability company (“Guarantor”). Owner, Contractor and Guarantor may be referred to herein collectively as the “Parties,” or individually as a “Party.”

WHEREAS, Owner is party to one or more agreements entered into on or prior to the Effective Date and set forth on Schedule II hereto (the “Existing Service Contracts”) for the delivery of goods and/or services by the contractors named therein to Owner in connection with Owner’s renewable fuels facility located at 6451 Rosedale Highway in Bakersfield, California (the “Facility”);

WHEREAS, Contractor possesses experience in providing procurement, maintenance, and operational support services for facilities similar to the Facility;

WHEREAS, on July 3, 2025, Global Clean Energy Holdings, Inc. and its Affiliates filed the Second Amended Plan of Reorganization of Global Clean Energy Holdings, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated July 3, 2025 (Docket No. 301) (together with all schedules, documents and exhibits contained therein, as may be further amended, supplemented or modified from time to time, the “Approved Plan”);

WHEREAS, Contractor, Guarantor and Orion Energy Partners TP Agent, LLC, as term loan administrative agent and term collateral agent, entered into that certain Common Terms and Term Intercreditor Agreement, of even date herewith (as the same may be amended, supplemented, or otherwise modified from time to time, the “CTTIA”); and

WHEREAS, pursuant to and in connection with the Approved Plan and the CTTIA, the Parties desire that Contractor provide certain procurement, operation and maintenance services to and for the benefit of Owner at the Facility, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the mutual covenants and considerations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning given in the preamble.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, Los, Angeles, California or Taipei, Taiwan are authorized or required by law to close.

“Consultant” means (a) Entara and (b) any successor of Entara reasonably approved by Owner and Contractor which has entered into a Consultant Contract pursuant to the definition thereof.

“Consultant Contract” means (a) the Entara Contract and (b) replacement thereof for a Consultant to perform services substantially similar to those performed under the Entara Contract on terms that are (x) no less favorable than those provided in the Entara Contract or (y) otherwise reasonably acceptable to Owner and Contractor.

“Contractor” has the meaning given in the preamble.

“Contractor Employees” has the meaning given in Section 4.1.

“Contractor Indemnified Parties” has the meaning given in Section 11.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CTTIA” has the meaning given in the recitals.

“Direct Costs” has the meaning given in Section 7.1.1.

“Direct Cost Limit” has the meaning given in Section 7.2.

“Effective Date” has the meaning given in the preamble.

“Entara” means Entara LLC.

“Entara Contract” means the Payment Services Agreement, dated of even date herewith, by and among Contractor, Entara, and Grapevine.

“Existing Service Contracts” has the meaning given in the recitals.

“Facility” has the meaning given in the recitals.

“Force Majeure Event” has the meaning given in Section 14.

“Governmental Authority” means any federal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions thereof.

“Grapevine” means Grapevine Operating Company, LLC.

“Grapevine Employees” has the meaning given in Section 4.2.

“Grapevine Payroll Invoice” means any invoice Contractor receives from the Consultant (or the Consultant’s designee) pursuant to Section 7.3.2 involving the wages, salaries, payroll taxes, employee benefits, statutory charges, and any other lawful compensation or reimbursable expense attributable to the upcoming scheduled payroll cycle applicable to the Grapevine Employees in substantially the form attached as Exhibit A to the Consultant Contract.

“Guarantor” has the meaning given in the preamble.

“Guaranty” has the meaning given in Section 12.

“Indemnity Demand” has the meaning given in Section 11.4.

“Indemnified Party” has the meaning given in Section 11.4.

“Indemnifying Party” has the meaning given in Section 11.4.

“Information” has the meaning given in Section 13.

“Losses” means any and all liabilities, losses, damages, fines, penalties, judgments, awards, settlements, costs, and expenses (including reasonable attorneys’ fees and expenses).

“O&F” has the meaning given in Section 7.1.2.

“O&M Interest” means interest that accrues on outstanding Direct Costs and O&F due and payable to CTCI pursuant to this Agreement and the CTTIA from and after the date that such Direct Costs and O&F become due and payable. O&F is not interest or O&M Interest. O&M Interest shall not accrue prior to the applicable Direct Costs and O&F becoming due and payable.

“Owner” has the meaning given in the preamble.

“Owner Indemnified Parties” has the meaning given in Section 11.1.

“Owner-Provided Materials” has the meaning given in Section 5.1.

“Payment Account” has the meaning given in Section 7.3.4.

“Payment Invoice” has the meaning given in Section 7.3.3.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Related Parties” has the meaning given in Section 18.

“Service Contract Invoice” means an invoice issued pursuant to a Service Contract.

“Service Contracts” means any and all contract(s) for the provision of Services performed by Third Party providers, including the Existing Service Contracts.

“Services” has the meaning given in Section 2.1.

“Standard of Care” has the meaning given in Section 3.1.

“Term” has the meaning given in Section 8.1.

“Third Party” means a Person other than (a) Owner, (b) Contractor, (c) Guarantor or (d) any Affiliate of Owner, Contractor, or Guarantor.

“Third Party Claims” means any and all claims, demands, suits, causes of action, liabilities, judgments, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees and other litigation expenses, asserted by any Third Party.

“Transition Period” has the meaning given in Section 8.5

2	Scope of Services.

2.1	Services. Owner hereby engages Contractor to act as an independent contractor to take all necessary and appropriate actions to perform or cause to be performed the services described in Schedule I attached hereto (collectively, the “Services”) in accordance with the terms of this Agreement.

2.2	Exclusions. Without limiting any other exclusion set forth herein or in Schedule I, Contractor is not responsible for, and will have no obligation to provide Services in connection with, (a) obtaining or maintaining any permits, licenses, easements, rights-of-way, franchises, consents and approvals not expressly identified as Contractor’s responsibility in Schedule I, (b) except as otherwise agreed to in writing by Contractor, (i) any feedstock, chemicals, catalysts, natural gas, and other consumables required for operation of the Facility or (ii) any electricity, water, internet service, telephone service, sewage and other waste disposal, and any other service or utility required for Contractor’s provision of the Services not expressly identified as Contractor’s responsibility in Schedule I, (c) marketing or sale of products, (d) financing activities of Owner, (e) providing insurance coverage with respect to the Facility or Owner, (f) any level of throughput, efficiency, production, or other performance metric, (g) hazardous materials, environmental remediation, waste management, or the abandonment of production wells, (h) ensuring that the Facility, together with all equipment, facilities, operations, processes, products, emissions, discharges, and wastes associated therewith, is and remains in full compliance with all Applicable Laws or (i) any activities, costs, liabilities, duties, obligations or other matters not expressly included in the Services.

3.	Standard of Care; No Warranty.

3.1	Standard of Care. Contractor shall perform the Services (a) as an independent contractor in accordance with the degree of skill, care, prudence, and diligence customarily exercised by reputable contractors performing similar services in the State of California for facilities of similar size, scope, and complexity to that of the Facility and (b) in material reliance on the Owner-Provided Materials and the Owner’s performance of its obligations under the CTTIA (collectively, the “Standard of Care”).

3.2	No Warranty. except as expressly set forth in this agreement, CONTRACTOR makeS no representations, warranties, or guarantees, express or implied, of any kind concerning the Services, the performance thereof or any results, AND SPECIFICALLY MAKES NO WARRANTY, including, (a) any warranty of MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) any level of throughput, efficiency, production, or other performance metric applicable to the Facility, (c) any compliance with any existing performance standards applicable to the Facility or (d) the achievement of any specific operational outcome, AND NONE SHALL BE IMPLIED, AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, IN FACT OR IN LAW, AND WHETHER OR NOT BASED ON STATUTE ARE HEREBY DISCLAIMED AND EXCLUDED.

4.	Personnel; Subcontracting.

4.1	Contractor Employees. Contractor may use a project manager, site manager and two (2) technicians to assist with the performance of the Services on its behalf, either on-site at the Facility or at other locations as Contractor deems advisable (such employees, the “Contractor Employees”). Any of the Contractor Employees may be replaced by Contractor with Owner’s written consent, which shall not be unreasonably withheld or delayed; provided, however, that Contractor may, in its sole discretion and without the necessity of obtaining Owner’s consent, terminate the employment or engagement of any Contractor Employee or reallocate such Contractor Employee within Contractor’s organization at any time Contractor determines that such Contractor Employee is no longer required in connection with the performance of the Services. Contractor may submit a request in writing to Owner to have portions of the Services performed by subcontractors qualified to perform such services pursuant to Service Contracts; provided that the determination as to the engagement of any such subcontractors shall remain with Owner and any such subcontractors shall be engaged by Owner pursuant to the procedure set forth in Section 4.3 below.

4.2	Grapevine Employees. No later than thirty (30) days after the Effective Date, Owner, acting in consultation with Grapevine, Consultant and Contractor, shall prepare and deliver to Contractor a written list identifying the positions and job descriptions for individuals employed at the Facility by Grapevine (such employees, together with any replacements or additional later identified employees, the “Grapevine Employees”). Contractor and Owner acknowledge that the employee list in place at any time is subject to change; provided that Owner shall provide Contractor prompt written notice of any such changes to the extent such changes would affect Contractor’s performance under a Consultant Contract or are otherwise reasonably related to the provision of Contractor’s Services hereunder. Except as otherwise set forth in Section 4.4, Owner shall have sole supervisory authority over the Grapevine Employees and all decisions relating to hiring, termination, discipline, compensation, benefits, and other terms and conditions of employment for the Grapevine Employees shall remain exclusively within the control of Owner and Grapevine. All wages, salaries, payroll taxes, employee benefits, statutory charges, workers’ compensation premiums, and any other costs or liabilities attributable to the Grapevine Employees shall be treated as Direct Costs in accordance with and subject to Section 7.

4.3	Subcontracts. Other than with respect to the Existing Service Contracts, if, independently or pursuant to a request from Contractor under Section 4.1 above, Owner determines that the engagement of one or more subcontractors or the procurement of supplies, equipment or materials is necessary or desirable to facilitate the continued operation of the Facility, Owner may, by written notice, request Contractor to (and Contractor may agree to) (a) issue purchase orders to vendors on Owner’s behalf for the procurement of such supplies, equipment or materials pursuant to contracts in place between Owner and such vendors or (b) solicit competitive bids from subcontractors qualified to perform the required scope of work or deliver the desired supplies, equipment or materials. In the case of the foregoing clause (b), upon receipt of such notice, Contractor will initiate, administer, and oversee the bidding process on Owner’s behalf, including preparation of request-for-proposal documents, distribution to prospective bidders, fielding of bidder inquiries, coordination of site visits, receipt and tabulation of bids, and submission of all responsive bids to Owner for review; provided that Owner retains the sole and exclusive right to approve or reject each bid and to select the subcontractors or other providers that will be awarded the work. Alternatively, Owner may elect to conduct the bidding process independently; in such event Contractor shall provide reasonable cooperation as may be requested by Owner to facilitate Owner’s efforts. All subcontracted services or provision of supplies, equipment or materials shall be performed under direct contracts between Owner and the selected subcontractors or providers and shall be retained and managed by Owner, subject to Section 4.4.

4.4	Scope of Authority. Except as otherwise expressly provided herein, Owner shall have the sole and direct charge, control, and supervision of all matters arising with respect to the Services or under the Service Contracts. Owner hereby designates and appoints Contractor, and Contractor hereby accepts such appointment, to act on behalf of Owner (and subject to the consent and approval of the Owner) with respect to contractors, subcontractors, suppliers, vendors, and any other counterparties to the Service Contracts, together with their respective designees, agents, consultants, subcontractors, and representatives, to the extent such Persons furnish services, equipment, materials or supplies in connection with the Services; provided, however, that Contractor shall act in such capacity only with respect to (a) the Consultant, (b) any contractor, subcontractor, supplier, vendor, or other counterparty that has executed and delivered to Contractor an agreement acknowledging Contractor’s appointment that is in substantially the same form as, or on terms no less favorable than, the form agreement attached hereto as Exhibit A. Contractor shall, subject to the Owner’s consent, have authority to negotiate, execute, administer, enforce, amend, renew, terminate, and otherwise deal with any Service Contracts or other agreements, commitments, notices, change orders, waivers, and other documents relating to the Services. Contractor (a) shall oversee, manage, and review the performance of all Contractor Employees performing Services pursuant to Section 4.1 and (b) shall have the right, but not the obligation, at Owner’s request, to oversee, manage, and review the performance of all contractors, subcontractors, suppliers, vendors, and other counterparties to any Service Contracts. Notwithstanding the foregoing, it is understood and agreed that any actions taken by Contractor in its role shall only be at the direction and under the supervision of Owner and that Owner bears the ultimate right and responsibility of directing all contractors, subcontractors, suppliers, vendors, and other counterparties (including the Grapevine Employees) and inspecting or approving any related work and, with respect to any unexpected, extraordinary, or materially atypical circumstance, cost, or issue arising in connection with the Services or the Service Contracts that is not expressly contemplated by this Agreement or the Service Contracts, Contractor shall not take any action without first obtaining Owner’s prior written approval.

5.	Owner Covenants.

5.1	Owner Provided Materials; Cooperation. Owner shall provide to Contractor, to the extent (a) reasonably required for the performance of the Services hereunder and (b) such information is in Owner’s possession or is reasonably obtainable by Owner, (i) complete and up-to-date operating and maintenance manuals, engineering drawings, vendor data books, warranties, and specifications for the Facility, (ii) access to the Facility, utilities, and other infrastructure and (iii) such additional information, documentation, permits, governmental approvals, and resources as Contractor may reasonably request as necessary to provide the Services (collectively, the “Owner-Provided Materials”). Owner shall give Contractor prompt written notice of any change to the Owner-Provided Materials and shall otherwise cooperate in good faith with Contractor’s efforts to provide the Services.

5.2	Accuracy. Owner represents and warrants that the Owner-Provided Materials will be accurate and complete in all material respects at the time that they are submitted to Contractor. Contractor is entitled to rely on the Owner-Provided Materials without independent verification and Contractor is not liable for any Losses resulting from any deficiency therein. Contractor’s provision to Owner of the Services hereunder is subject to Owner timely submitting to Contractor all Owner-Provided Materials and other requested information.

5.3	Facilities. Owner shall provide reasonably necessary facilities at the Facility for Contractor’s use in performing the Services, which may include a furnished and functionally equipped office facility and, with respect to Engineering and Maintenance Services set forth in Schedule I (Services), a functionally equipped shop facility to adequately conduct maintenance activities, and a storage warehouse for spare parts, consumables, and supplies, which storage is adequate to protect the same from damage or destruction.

6.	Representations and Warranties. The representations and warranties set forth in Article III (Representations and Warranties) of the CTTIA have been made to and for the benefit of the Contractor and shall apply mutatis mutandis to this Section 6 as if fully set forth herein.

7.	Compensation and Payment.

7.1	Compensation. In consideration for the provision of the Services to Owner as required pursuant to this Agreement, Owner shall be liable and responsible for and shall pay to Contractor, pursuant to the provisions of Section 7.3, the following amounts for performance of the Services:

7.1.1	(a) Any amounts paid pursuant to Service Contract Invoices and Grapevine Payroll Invoices and applicable taxes related thereto and (b) subject to the consent of the Owner and without duplication of clause (a), any and all other costs, expenses, and charges paid or incurred by Contractor, its Affiliates or its subcontractors in performing the Services, including the cost of labor, materials and equipment rental (collectively, “Direct Costs”).

7.1.2	A one-time overhead-and-fee amount equal to fifteen and one-quarter percent (15.25%) of each Direct Cost (“O&F”) as such Direct Cost is incurred, which amount is inclusive of, and intended to fully compensate Contractor for, all costs salaries, wages, and benefits of Contractor Employees performing Services pursuant to Section 4.1. The O&F shall be deemed earned concurrently with the incurrence of the Direct Costs to which such O&F relates and shall be payable on the same date that such corresponding Direct Costs are due and payable. The O&F is a primary obligation and not interest or a rate of interest.

7.2	Limitation on Unreimbursed Direct Costs. The aggregate amount of unreimbursed Direct Costs shall not at any time exceed twenty-eight million, two hundred and sixty-seven thousand, six hundred and five dollars ($28,267,605) (the “Direct Cost Limit”). If, at any time, Contractor determines that the aggregate amount of unreimbursed Direct Costs has reached or exceeded eighty percent (80%) of the Direct Cost Limit, Contractor may, upon written notice to Owner, convene a meeting with Owner to discuss the status of any services, review projected future Direct Costs, and establish a mutually agreeable course of action intended to prevent the Direct Cost Limit from being exceeded. Notwithstanding anything in this Agreement to the contrary, if Contractor receives any Services Contract Invoice or Grapevine Payroll Invoice or any other request for Services the payment or performance of which, when added to all other unreimbursed Direct Costs, would cause the Direct Cost Limit to be exceeded, Contractor shall have no obligation to pay or perform, and shall be entitled to withhold payment and performance of, such invoice and Services until Owner has paid sufficient amounts to Contractor pursuant to one or more Payment Invoices so that the aggregate of all unreimbursed Direct Costs, inclusive of the amount of such Services Contract Invoice or Grapevine Payroll Invoice in respect of which payment has been withheld, will not exceed the Direct Cost Limit. For the avoidance of doubt, Owner shall bear responsibility for all costs, fees, expenses, interest, or other Losses arising from a delay in payment of, or failure to pay, any such Service Contract Invoice or Grapevine Payroll Invoice as a result of the unreimbursed Direct Costs exceeding the Direct Cost Limit.

7.3	Payment Procedure.

7.3.1	Service Contract Invoices. Contractor and Owner shall meet no less frequently than once during each calendar month to review Contractor’s forecast of anticipated subcontractor and supplier accruals, cost commitments, and other projected expenses for the ensuing month and to discuss any related matters reasonably requested by Contractor or Owner. Parties to Service Contracts will submit Service Contract Invoices to Contractor, with a copy to Owner. Owner shall promptly, but in no event later than the twentieth (20th) day of each calendar month, review and provide written notice to Contractor indicating whether Owner approves or rejects all such Service Contract Invoices provided to Owner by such date. Subject to the limitations set forth in Section 7.2, Contractor shall pay each Service Contract Invoice approved in writing by Owner (according to invoice terms approved by Owner), and any such payment shall constitute a Direct Cost hereunder. For the avoidance of doubt, Grapevine Payroll Invoices shall not constitute Service Contract Invoices.

7.3.2	Grapevine Payroll Invoices. Notwithstanding the provisions of Section 7.3.1, but subject to the limitations set forth in Section 7.2,, Contractor shall pay in full each Grapevine Payroll Invoice that Contractor receives from Consultant (or Consultant’s designee or, if Owner receives a copy of such Grapevine Payroll Invoice from Consultant, Owner) no later than five (5) Business Days from the date Contractor receives such Grapevine Payroll Invoice. Except as set forth in the preceding sentence, payment of each Grapevine Payroll Invoice by Contractor shall not require prior review, consent, or approval by Owner. All payments made by Contractor pursuant to a Grapevine Payroll Invoice shall constitute a Direct Cost hereunder. In addition, Contractor agrees it shall pay the invoice attached hereto as Exhibit C on the Effective Date in an amount equal to $2,100,000 and such invoice shall be deemed to be a Grapevine Payroll Invoice hereunder.

7.3.3	Invoicing. On or before the last day of each calendar month, Contractor shall deliver to Owner an invoice (each, a “ Payment Invoice”) that shall contain (a) a reference to the month to which such Payment Invoice relates, (b) the aggregate amount of Grapevine Payroll Invoices and approved Service Contract Invoices paid on Owner’s behalf or other Direct Costs incurred during such month, and (c) the amount of O&F and O&M Interest owed for such month. In addition to the Payment Invoice, Contractor shall include a statement setting forth (x) as of the date of such Payment Invoice, all amounts of unreimbursed Direct Costs and O&F (including those amounts set forth on the Payment Invoice), accrued O&M Interest thereon, and the remaining available amount under the Direct Cost Limit (if any), (y) any amounts that are then due and payable, and (z) any outstanding, unapproved Service Contract Invoices. Each Payment Invoice shall be accompanied by reasonable supporting documentation, including copies of Grapevine Payroll Invoices and Service Contract Invoices, time sheets, or other substantiating records, subject to reasonable redaction for confidentiality.

7.3.4	Payment. Owner shall pay each Payment Invoice in full on or before the date that is three hundred thirty four (334) days after the date of such Payment Invoice; provided, however, that any portion of a Payment Invoice that would cause unreimbursed Direct Costs to exceed the Direct Cost Limit shall be due and payable immediately. Owner shall pay all amounts due and payable by wire transfer of immediately available funds into the bank account designated in writing by Contractor (the “Payment Account”) or such other account as Contractor may designate upon not less than three (3) Business Days’ prior written notice.

7.3.5	Interest. All amounts outstanding under this Agreement, whether Direct Costs, O&F, or any other amounts, shall accrue interest at the Interest Rate or the Post-Default Rate, as applicable (each as defined in the CTTIA), from (and including) the date such amounts were due and payable by Owner until (but excluding) the date paid in full, and shall be payable in accordance with the CTTIA. Interest will continue to accrue after the suspension of Services and also after the termination of this Agreement.

7.3.6	Payments. All payments made to Contractor under this Agreement, whether Direct Costs, O&F, O&M Interest, or any other amounts, shall be subject to the CTTIA (including Section 9.08 thereof).

8.	Term; Suspension; Termination.

8.1	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue for twelve (12) months thereafter. The Term shall be automatically extended on a month-to-month basis; provided, however, that Contractor may terminate this Agreement with respect to such automatic extensions by providing six (6) months’ prior written notice of non-renewal; provided further, that in no event shall the Term extend beyond the fifth (5th) anniversary of this Agreement.

8.2	Suspension by Contractor. Contractor may, upon written notice to Owner, immediately suspend all or any part of the Services if (a) the Contractor has incurred cumulative Direct Costs in excess of $24,500,000 (including Direct Costs that have been reimbursed and those that have not), subject to the limitations set forth in Section 14, during the continuance of a Force Majeure Event affecting Contractor; (b) unreimbursed Direct Costs are equal to or greater than the Direct Cost Limit, absent Owner prefunding or reimbursement of any such excess; (c) in connection with any issuance of a purchase order or request to pay any Service Contract Invoice or Grapevine Payroll Invoice, the aggregate of all unreimbursed Direct Costs, after giving effect to such purchase order, Services Contract Invoice, or Grapevine Payroll Invoice, would exceed the Direct Cost Limit absent Owner prefunding or reimbursement; or (d) if the Contractor has incurred cumulative Direct Costs in excess of $24,500,000 (including Direct Costs that have been reimbursed and those that have not) and (i) Owner fails to make any payment when due for any reason or (ii) an Event of Default not caused by Contractor exists under the CTTIA and has not been waived in writing by Contractor.

8.3	Termination by Contractor. Contractor may terminate this Agreement, in whole or in part, immediately upon written notice to Owner if the Contractor has incurred cumulative Direct Costs (including Direct Costs that have been reimbursed and those that have not) in excess of $24,500,000 and (a) subject to the limitations set forth in Section 14, a Force Majeure Event affecting Contractor has occurred and is continuing for a period in excess of ninety (90) days and Contractor is otherwise in compliance with the provisions of Section 14 in respect thereof, (b) an Event of Default not caused by Contractor exists under the CTTIA and has not been waived in writing; or (c) Owner fails to make any payment of Direct Costs or O&F for any reason within five (5) Business Days after receipt of written notice of nonpayment.

8.4	Mutual Termination. This Agreement may be terminated upon the mutual written consent of the Parties.

8.5	Effect of Termination. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that accrued prior to such termination or deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party, including with respect to damages arising after termination. Upon any termination or expiration of this Agreement, Owner shall promptly, but in no event later than five (5) Business Days after the effective date of the termination, pay Contractor all unpaid Direct Costs, O&F, interest, and other amounts accrued through the effective date of termination. Contractor shall promptly (and in no event later than thirty (30) days after the effective date of such termination) make available to Owner the books, records and any and all other documents or files received from Owner or generated by Contractor with respect to the Facility in the performance of the Services. Notwithstanding any such termination, at the request of Owner, Contractor shall continue to perform the Services under this Agreement in compliance with the provisions hereof for a transition period of up to thirty (30) days after the effective date of any termination, (the “Transition Period”); provided that Contractor shall have no obligation to provide transition services hereunder unless Owner first pays to Contractor all unpaid Direct Costs, O&F, interest, and other amounts accrued through the effective date of termination plus any costs reasonably expected to be incurred by Contractor in winding down the Services, providing transition services during the Transition Period, demobilizing personnel, and terminating subcontracts. Subject to the foregoing, during the Transition Period, Contractor shall provide the Services in accordance with the terms of this Agreement. Upon termination, Contractor shall assign to Owner any contracts and agreements entered into by Contractor in connection with its performance of the Services on behalf of Owner in compliance with the terms of this Agreement, and Owner shall assume all obligations and liabilities under such contracts and agreements. Upon termination of this Agreement, Contractor shall cooperate in good faith with Owner and any successor operator to facilitate the orderly transition of Contractor’s responsibilities and to transfer to Owner or the successor operator (as applicable) control of any and all property of Owner that is under the care and custody of Contractor. Sections 1, 3, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 through 27 shall survive any termination of this Agreement.

9.	Taxes. Owner shall pay, or reimburse Contractor for, all sales, use, value-added, goods and services, real property taxes, personal property taxes, excise taxes, and similar taxes imposed in connection with the performance of the Services, excluding taxes based upon the net income of Contractor. Contractor shall provide reasonable documentation of any taxes for which reimbursement is sought.

10.	Risk of Loss; Insurance.

10.1	Risk of Loss. As between the Parties, Owner shall bear all risk of loss, damage, destruction, or diminution in value of the Facility and any materials, goods, or products located thereon, including in relation to any suspension of Services or termination of this Agreement pursuant to Section 8 hereof, except to the extent resulting directly from Contractor’s gross negligence or willful misconduct.

10.2.	Insurance.

10.2.1	Owner’s Insurance. Owner shall maintain, at its sole cost and expense, insurance policies covering the Facility and operations thereon as set forth on and consistent with Schedule III and any other property and liability insurance, in such amounts, on such terms, and with such insurers as are customary for similarly situated facilities. All insurance policies of Owner shall include a waiver of subrogation against Contractor and its Affiliates, and beginning on the date that is five (5) Business Days after the Effective Date, shall name Contractor and its Affiliates as additional insureds.

10.2.2	Contractor’s Insurance. Contractor shall maintain the following insurance (and shall cause its subcontractors to maintain comparable insurance):

10.2.2.1	workers’ compensation insurance in accordance with Applicable Law;

10.2.2.2	employer’s liability insurance with limits of $1 million per occurrence; and

10.2.2.3	commercial general liability insurance, including contractual liability coverage, with limits of $1 million per occurrence.

10.2.3	Certificates. Upon request, each Party shall provide the other with certificates of insurance evidencing the coverage required hereunder.

11.	Liability; Indemnification.

11.1	Indemnification by Contractor. Notwithstanding anything herein to the contrary, Contractor, on behalf of itself and its Affiliates, shall indemnify, defend, and hold harmless Owner, its Affiliates, and their respective directors, officers, managers, employees, and agents (collectively, the “Owner Indemnified Parties”) from and against any and all Third Party Claims directly or indirectly resulting from or in any way incident to or in connection with, the gross negligence or willful misconduct of Contractor in connection with the performance of (or failure to perform) the Services pursuant to this Agreement, except to the extent any such Losses are contributed to by the active or gross negligence or willful misconduct of the Owner Indemnified Parties.

11.2	Indemnification by Owner. Notwithstanding anything herein to the contrary but subject to the following sentence, Owner, on behalf of itself and its Affiliates, shall indemnify, defend, and hold harmless Contractor, its Affiliates, and their respective directors, officers, managers, employees, agents, and subcontractors (collectively, the “Contractor Indemnified Parties”) from and against any and all Third Party Claims directly or indirectly resulting from or in any way incident to or in connection with (a) the performance of the Services by the Contractor hereunder, (b) any environmental contaminants or hazardous materials, or (c) Owner’s material breach of this Agreement (including any failure by Owner to supply all Owner-Provided Materials), REGARDLESS OF WHETHER SUCH LOSSES ARE A RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A CONTRACTOR INDEMNIFIED PARTY. Without limiting the foregoing, in no event shall the Contractor Indemnified parties have any liability to owner for (and owner hereby releases the CONTRACTOR INDEMNIFIED PARTIES from) any Damages sustained or liabilities incurred by the OWNER INDEMNIFIED PARTIES in connection with the services performed by CONTRACTOR hereunder, without regard to the cause thereof, including acts or omissions which may impose strict liability or other types of fault of any member of the CONTRACTOR INDEMNIFIED PARTIES, except to the extent that such damages were caused by, ARISE OUT OF OR RESULT FROM the SOLE negligence, active negligence, GROSS NEGLIGENCE, OR willful misconduct of THE CONTRACTOR. FOR The avoidance of doubt, Contractor shall have no liability whatsoever for any environmental matters or hazardous materials or contaminants relating to the FACILITY.

11.3	Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CONTRACTOR’S TOTAL LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE DIRECT COST LIMIT MINUS THE TOTAL OF UNREIMBURSED DIRECT COSTS INCURRED BY CONTRACTOR HEREUNDER PLUS ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET EXTERNAL COUNSEL FEES AND EXPENSES INCURRED IN CONNECTION WITH ANY ENFORCEMENT OF OWNER’S RIGHTS HEREUNDER. IN NO EVENT SHALL CONTRACTOR BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES ATTRIBUTABLE TO LOSS OF VALUE, LOSS OF PRODUCTION, LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, IN CONNECTION WITH THIS AGREEMENT AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, OWNER, FOR ITSELF AND ON BEHALF OF THE OWNER INDEMNIFIED PARTIES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES ATTRIBUTABLE TO LOSS OF VALUE, LOSS OF PRODUCTION, LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, IN CONNECTION WITH THIS AGREEMENT.

11.4	Indemnification Demands. The Contractor and Owner each agree that promptly upon its discovery of facts giving rise to a demand for indemnity (an “Indemnity Demand”) under the provisions of this Agreement, including receipt by it of a claim by any Third Party with respect to any matter as to which a Contractor Indemnified Party or an Owner Indemnified Party as applicable (each, an “Indemnified Party”) asserts a right to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Party against which such a right is being asserted (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Indemnity Demand to the extent that the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and such failure materially and adversely affects the ability of the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice, or other legal, equitable, or administrative process relating to the Indemnity Demand.

11.5	Right to Contest and Defend. The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend, by all appropriate legal proceedings, any claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Demand. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all actions to be taken with respect to such claim; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations involving de minimis expense. If the Indemnifying Party does not elect to contest and defend any such claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of such claim, the Indemnified Party shall agree to any settlement, compromise, or discharge of a claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim, which releases the Indemnified Party completely in connection with such claim and which would not otherwise materially adversely affect the Indemnified Party. An Indemnified Party shall not otherwise agree to any settlement, compromise, or discharge of a Claim during the twenty (20)-day period specified above, nor so long as the Indemnifying Party is diligently pursuing the defense of such claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such claim) if the claim seeks an order, injunction, or other equitable relief or relief for other than money damages against the Indemnified Party, which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

11.6	Cooperation. If requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any claim.

11.7	Exclusive Remedies. The indemnities and limitations of liability set forth in this Section 11 are the exclusive remedies of the Parties for any claim, loss, or damage arising out of or relating to this Agreement or the Services, other than claims for non-payment of amounts due hereunder.

12.	Guaranty. By entering into the Agreement, Guarantor hereby agrees to give and be bound by the terms of the guaranty attached hereto as Exhibit B (the “Guaranty”). By so agreeing, Guarantor unconditionally and irrevocably guarantees the full and punctual payment and performance of all obligations of Owner under this Agreement. The Parties acknowledge that the effectiveness of this Agreement is expressly conditioned upon Guarantor’s agreement to provide the Guaranty.

13.	Confidentiality. Each of the Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, members, partners, equity holders, agents, consultants, and other advisors with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority, by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process; provided that the Party from whom disclosure is being required shall give notice thereof to the other Parties as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other Party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 13, to any assignee or any prospective assignee of any of its rights or obligations under this Agreement, (v) with the consent of the other Parties, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13 or (B) becomes available to any Party on a nonconfidential basis from a source other than on of the other Parties or (vii) any contractors, subcontractors, consultants or other service providers whom Contractor reasonably determines have a need to know such information in order for Contractor to perform the Services hereunder. For the purposes of this Section 13, “Information” means all information received from a Party relating to such Party’s business or otherwise furnished pursuant to this Agreement, other than any such information that is available to the Parties on a nonconfidential basis prior to disclosure by a Party. Any Person required to maintain the confidentiality of Information as provided in this Section 13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

14.	Force Majeure. Contractor shall not be liable for any default or delay in the performance of the Services if such default or delay is due to any cause beyond the reasonable control of Contractor, including fire, flood, earthquake, elements of nature or acts of God, pandemics and epidemics, power or equipment failure, unavailability of materials, acts of war, terrorism, riots, civil disorders, strikes, lockouts or labor disruptions or failure of third-party suppliers, contractors, or carriers (each, a “Force Majeure Event”). Contractor shall use commercially reasonable efforts to remedy any such Force Majeure Event as promptly as practicable, shall give prompt written notice to Owner of any such Force Majeure Event, and shall inform Owner of the nature of the delay and the expected duration and consequences thereof. Once the Force Majeure Event is remedied, Contractor shall notify Owner that the Force Majeure Event no longer affects such obligation. Notwithstanding the foregoing, a Force Majeure Event shall not excuse, suspend, defer, or otherwise affect either Party’s obligation to pay any amounts that are or become due and payable under this Agreement (including any obligation to pay Services Contract Invoices, Grapevine Payroll Invoices, Payment Invoices and any other request for payment under the Service Contracts), and all such payment obligations shall remain in full force and effect during the continuance of the Force Majeure Event and thereafter. Subject to the foregoing limitations, upon the occurrence of a Force Majeure Event and, only to the extent that Contractor is in compliance with this Section 14, Contractor will be excused from performance of the Services affected by such Force Majeure Event to the extent and for so long as such circumstances prevail and a reasonable period of time thereafter.

15.	Governing Law; Jurisdiction; Etc.

15.1	Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

15.2	Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Claims shall be heard by a panel of three arbitrators. The place of arbitration shall be Los Angeles, California. The arbitration shall be governed by the laws of the State of California. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within ninety (90) days of filing and awards rendered within one hundred twenty (120) days. Arbitrators shall agree to these limits prior to accepting appointment. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of each party to the arbitration.

16.	Agreement Priority. The terms of this Agreement are subject to the CTTIA. To the extent any provision of this Agreement conflicts with any provision of the CTTIA (including, without limitation, with respect to enforcement rights or remedies), the terms of the CTTIA shall govern. In addition, the Parties acknowledge that, pursuant to and subject to the terms and conditions of New Super Senior Exit CTCI Intercreditor Agreement (as defined in the CTTIA), all obligations of Owner to Contractor under this Agreement are subordinate to the Midco Financing Documents (as defined in the CTTIA). Owner must give prompt written notice to Contractor of any default or event of default under any Midco Financing Document.

17.	Independent Contractor. The Parties agree that at all times during the rendering of the Services in the fulfillment of the terms and obligations of this Agreement, Contractor and any contractors, subcontractors, vendors or other Third Parties hired by Contractor shall each be deemed to be an “independent contractor,” and nothing in this Agreement is intended and nothing shall be construed to create an agency, employer/employee, partnership, joint venture or other similar relationship or association within the meaning of the common law or any Applicable Laws, between Contractor or any such Third Party and Owner or any of its Affiliates. In carrying out its obligations under this Agreement, Contractor shall have the authority and responsibility to elect the means, manner and method of performing the Services to be provided by, or on behalf of, Contractor.

18.	No Fiduciary Duty. In no event do the Parties intend that Contractor or any of its Affiliates or employees of Contractor or any of their Affiliates (the “Related Parties”) act or be responsible as a fiduciary to Owner, its management, members, creditors or any other person in connection with any activity that Contractor or its Related Parties may undertake or have undertaken with respect to the Services or otherwise hereunder, either before or after the Effective Date. Contractor and its Related Parties expressly disclaim any fiduciary or similar obligations or special standard of care to Owner in connection with the Services contemplated by this Agreement, and Owner hereby confirms its understanding and agreement to that effect. Without limiting the generality of the foregoing, Owner understands and agrees that, to the extent that Contractor or any of its Related Parties may act as an agent of Owner, no fiduciary duty or other legal duty or obligation or special standard of care imposed on an agent toward a principal or any other person shall be imposed on Contractor or any of its Related Parties by virtue of any of Contractor or its Related Parties’ entry into agreements as agent.

19.	Usury. In no event shall the amount of interest due or payable under this Agreement or the Guaranty exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is inadvertently paid by Owner or Guarantor or inadvertently received by Contractor, then such excess sum shall be credited as a payment of principal or the primary obligations, unless Owner or Guarantor shall notify Contractor in writing that such Party elects to have such excess sum returned to it forthwith. It is the express intent of the Parties that neither Owner nor Guarantor shall pay and Contractor shall not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Owner or Guarantor under Applicable Law.

20.	Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign any of its rights hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

21.	Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be considered sufficiently given if delivered by (a) hand, courier or overnight delivery service, (b) certified or registered mail, return receipt requested, or (c) solely with respect to operational notices related to the Services or invoicing hereunder and as otherwise agreed to by Contractor, electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient, in each case addressed as follows, or to such other address as a Party may designate by notice:

If to Owner:

Central Valley Renewable Fuels, LLC

c/o Grapevine Energy Holdings, LLC

6451 Rosedale Hwy

Bakersfield, CA 93308

Attention: General Counsel

If to Contractor:

CTCI Americas, Inc.

15721 Park Row, Suite 300

Houston, Texas 77084

Attention: Yu-Jen Chen, Chairman and CEO

Email: todd_chen@ctci.com

If to Guarantor:

Grapevine Energy Holdings, LLC

6451 Rosedale Hwy

Bakersfield, CA 93308

Attention: General Counsel

22.	Entire Agreement; Amendments. This Agreement, together with the Holdco Term Financing Documents (as defined in the CTTIA) and the Guaranty, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by both Parties.

23.	Further Assurances. Each Party will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be reasonably necessary to effectuate the provisions, purposes and intents of this Agreement.

24.	Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

25.	References. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters and side letters executed in connection therewith; (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision and (h) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement.

26.	Waiver. No failure or delay by either Party in exercising any right, power, or remedy shall operate as a waiver thereof. Any waiver must be in writing and signed by the Party granting such waiver.

27.	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by electronic signature and delivery), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Parties, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Owner:

Central Valley Renewable Fuels, LLC, a Delaware limited liability company

By:	/s/ Noah Verleun
Name:	Noah Verleun
Title:	Chief Executive Officer & President

Signature Page to Procurement, Operation & Maintenance Support Services
Agreement

Contractor:

CTCI Americas, Inc., a Texas corporation

By:	/s/ Todd Chen
Name:	Todd Chen
Title:	Chairman & CEO

Signature Page to Procurement, Operation & Maintenance Support Services
Agreement

Guarantor:

Grapevine Energy Holdings, LLC, a Delaware limited liability company

By:	/s/ Noah Verleun
Name:	Noah Verleun
Title:	Chief Executive Officer & President

Signature Page to Procurement, Operation & Maintenance Support Services
Agreement

Exhibit A

Form of Management Agreement

Management Agreement

This Agreement dated [__] (this “Agreement”) is between Central Valley Renewable Fuels, LLC, a Delaware limited liability company (“Central Valley”); CTCI Americas, Inc., a Texas corporation (“CTCI”); and [__], a [__] [__] (the “Contractor”).

WHEREAS, Central Valley and the Contractor are parties to one or more agreements (the “Deliverable Agreements”) for the delivery of goods and/or services by the Contractor to Central Valley (the “Deliverables”) in connection with Central Valley’s renewable fuels facility in Bakersfield, California (the “Facility”); and

WHEREAS, Central Valley has appointed CTCI to act on behalf of Central Valley for the purpose of managing the Deliverables, including reviewing and issuing purchase orders, invoices, and receipts and managing payments on Central Valley’s behalf;

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

1.	The Contractor will accept directions given by CTCI on behalf of Central Valley in connection with the Deliverables, including purchase orders issued for the acquisition of Deliverables. At the request of CTCI, the Contractor will issue invoices to CTCI for Deliverables, accept payments made by CTCI on account of Deliverables, issue receipts to CTCI in connection with payments for Deliverables, and provide such other information to CTCI as it may from time-to-time request on behalf of Central Valley.

2.	Notwithstanding CTCI’s services on behalf of Central Valley, CTCI is not and will not be liable for any claims, causes of action, or obligations (collectively, the “Claims”) arising out of or relating to one or more of the following: (a) the Deliverable Agreements, (b) the Deliverables, (c) the Facility, or (d) this Agreement. The Contractor shall have no recourse against CTCI for or in connection with any Claims and the Contractor irrevocably waives, releases, acquits, and forever discharges CTCI, together with CTCI’s subsidiaries, affiliates, directors, officers, employees, agents, successors, and assigns (collectively, the “CTCI Parties”), from and against any and all Claims, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, that the Contractor now has, ever has had, or hereafter may have against any of the CTCI Parties arising out of or relating to the matters described in clauses (a) through (d) above.

3.	This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of California. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. This Agreement may be executed electronically or manually and in counterparts.

* * *

Exhibit A to Procurement, Operation & Maintenance Support Services
Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement.

CENTRAL VALLEY RENEWABLE FUELS, LLC	CTCI AMERICAS, INC.

By:	By:
Name:	Name:
Title:	Title:

[CONTRACTOR]

By:
Name:
Title:

Exhibit A to Procurement, Operation & Maintenance Support Services
Agreement

Exhibit B

Guaranty

Pursuant to Section 12 of this Agreement, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby guarantees to Contractor the prompt payment and performance of the Guaranteed Obligations, this Guaranty being upon the following terms and conditions.

1. Payment. Guarantor hereby unconditionally and irrevocably guarantees to Contractor, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, by lapse of time, by acceleration of maturity, demand or otherwise, and at all times thereafter, of the Guaranteed Payment Obligations (as defined below). This Guaranty covers the Guaranteed Payment Obligations, whether presently outstanding or arising subsequent to the date hereof, including all amounts advanced by Contractor in stages or installments. The guaranty of Guarantor as set forth in this Section 1 is a continuing guaranty of payment and not a guaranty of collection. Guarantor acknowledges and agrees that Guarantor may be required to pay and perform the Guaranteed Payment Obligations in full without assistance or support from Owner or any other party. Guarantor agrees that if all or any part of the Guaranteed Payment Obligations shall not be punctually paid when due, whether on the scheduled payment date, by lapse of time, by acceleration of maturity or otherwise, Guarantor shall immediately pay the amount due on the Guaranteed Payment Obligations to Contractor as set forth in this Agreement. As used herein, the following terms have the following meanings: (i) “Guaranteed Obligations” means the Guaranteed Payment Obligations and the Guaranteed Performance Obligations; (ii) “Guaranteed Payment Obligations” means all (a) obligations under this Agreement, including, without limitation, Direct Costs, O&F, and any and all pre- and post-maturity interest thereon (including post-petition interest and expenses (including attorneys’ fees), if Owner is the debtor in a bankruptcy proceeding under a Bankruptcy, whether or not allowed under Bankruptcy laws), (b) obligations of Owner to Contractor under any documents evidencing, securing, governing and/or pertaining to all or any part of the obligations described in clause (a) above, (c) costs and expenses incurred by Contractor in connection with the collection and administration of all or any part of the obligations described in (a) and (b) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such obligations, including, without limitation, all attorneys’ fees, and (d) renewals, extensions, modifications and rearrangements of the obligations described in (a), (b) and (c) above; and (iii) “Guaranteed Performance Obligations” means all of the obligations of Owner under this Agreement other than an obligation to pay money.

2. Performance. Guarantor hereby unconditionally and irrevocably guarantees to Contractor the timely performance of the Guaranteed Performance Obligations, and not merely as a guaranty of collection.

3. Primary Liability of Guarantor.

(a) This Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance. Guarantor is and shall be liable for the payment and performance of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor.

Exhibit B to Procurement, Operation & Maintenance Support Services
Agreement

(b) In the event of default in payment or performance of the Guaranteed Obligations, or any part thereof, when such Guaranteed Obligations become due, whether by their terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due thereon to Contractor without notice or demand of any kind or nature, in lawful money of the United States of America or perform the obligations to be performed hereunder, and it shall not be necessary for Contractor in order to enforce such payment and performance by Guarantor first, or contemporaneously, to institute suit or exhaust remedies against Owner or any other Person liable on the Guaranteed Obligations, or to enforce any rights, remedies, powers, privileges or benefits of Contractor against any collateral or any other security or collateral which shall ever have been given to secure the Guaranteed Obligations.

(c) Suit may be brought or demand may be made against Guarantor without impairing the rights of Contractor against Guarantor. Any time that Contractor is entitled to exercise its rights or remedies hereunder, Contractor may in its sole discretion elect to demand payment and/or performance. If Contractor elects to demand performance, then it shall at all times thereafter have the right to also demand payment until all of the Guaranteed Obligations have been paid and performed in full. If Contractor elects to demand payment, then it shall at all times thereafter have the right to also demand performance until all of the Guaranteed Obligations have been paid and performed in full.

4. Other Guaranteed Obligations. If Guarantor becomes liable for any indebtedness owing by Owner to Contractor by endorsement or otherwise, other than under this Guaranty, such liability shall not in any manner be impaired or affected hereby, and the rights and remedies hereunder shall be cumulative of any and all other rights and remedies that Contractor may ever have against Guarantor. The exercise by Contractor of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy by Contractor.

5. Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of Contractor with respect to the Guaranteed Obligations are terminated, Guarantor waives to the extent permitted by applicable law any right of subrogation, reimbursement, indemnification or contribution arising from the existence or performance of this Guaranty or this Agreement. This waiver is given to induce Contractor to advance Direct Costs under this Agreement.

6. Subordinated Debt. All indebtedness, liabilities, and obligations of Owner or its Affiliates to Guarantor (the “Subordinated Debt”) now or hereafter existing, due or to become due to Guarantor, or held or to be held by Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, shall be expressly subordinated to the Guaranteed Obligations. Until such time as the Guaranteed Obligations are paid and performed in full and this Agreement has been terminated, Guarantor agrees not to receive or accept any payment from Owner with respect to the Subordinated Debt at any time a default under this Agreement exists before or after giving effect thereto; and, in the event Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Contractor and forthwith turn it over to Contractor in the form received, to be applied to the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

Exhibit B to Procurement, Operation & Maintenance Support Services
Agreement

7. Obligations Not to be Diminished. Guarantor hereby agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Obligations; (b) any partial release of the liability of Owner or the full or partial release of any other guarantor or obligor from liability for any or all of the Guaranteed Obligations; (c) the dissolution, insolvency, or bankruptcy of Owner, any other guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Obligations; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Contractor to Owner, Guarantor, or any other party ever liable for any or all of the Guaranteed Obligations; (f) any neglect, delay, omission, failure, or refusal of Contractor to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (g) the unenforceability or invalidity of any or all of the Guaranteed Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (h) any payment by Owner or any other party to Contractor is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Contractor is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Obligations; (j) the non-perfection of any security interest or lien securing any or all of the Guaranteed Obligations; (k) any impairment of any collateral securing any or all of the Guaranteed Obligations; (l) the failure of Contractor to sell any collateral securing any or all of the Guaranteed Obligations in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate, partnership, or limited liability company, as applicable, existence, structure, or ownership of Owner; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, Owner or Guarantor.

8. Waivers. Guarantor waives for the benefit of Contractor: (a) any right to revoke this Guaranty with respect to future obligations; (b) any right to require Contractor to do any of the following before Guarantor is obligated to pay the Guaranteed Obligations or before Contractor may proceed against Guarantor: (i) sue or exhaust remedies against Owner or any other guarantors or obligors; (ii) sue on an accrued right of action in respect of any of the Guaranteed Obligations or bring any other action, exercise any other right, or exhaust all other remedies or (iii) enforce rights against Owner’s assets or any collateral pledged by Owner to secure the Guaranteed Obligations; (c) any right relating to the timing, manner, or conduct of Contractor’s enforcement of rights against Owner’s assets or any collateral pledged by Owner to secure the Guaranteed Obligations; (d) any right to require Contractor to proceed first against any collateral before proceeding against any collateral pledged by Guarantor; (e) except as expressly required hereby, promptness, diligence, notice of any default under the Guaranteed Obligations, notice of acceleration or intent to accelerate, demand for payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by Owner of additional indebtedness, notice of any suit or other action by Contractor against Owner or any other Person, any notice to any Person liable for the obligation which is the subject of the suit or action, and all other notices and demands with respect to the Guaranteed Obligations and this Guaranty; (f) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Payment Obligations has been fully performed and indefeasibly paid in full in cash; (g) (i) any principles or provisions of law, statutory, or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, including, without limitation, any rights arising under Section 359.5 of the California Code of Civil Procedure; and (iii) any requirement that Contractor protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (h) to the fullest extent permitted by law, all rights and benefits under Section 2809 of the California Civil Code or any other statute or rule of law or judicial decision purporting to reduce a guarantor’s obligation in proportion to the principal obligation; (i) to the fullest extent permitted by law, all rights and benefits and defenses which might otherwise be available to such Guarantor under California Civil Code Sections 2787 - 2855 inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections or under any other applicable law; (j) any right it might otherwise have under Section 2822 of the California Civil Code or similar law or otherwise to have Owner designate the portion of any such obligation to be satisfied in the event that Owner provides partial satisfaction of such obligation; (k) all rights and defenses arising out of an election of remedies by Contractor even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against Owner or any other Person and (l) each of the foregoing rights or defenses regardless whether they arise under common law, in equity, under contract, by statute, or otherwise.

Exhibit B to Procurement, Operation & Maintenance Support Services
Agreement

This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Payment Obligations or any instrument or agreement evidencing any Guaranteed Payment Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Payment Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9. Insolvency. Should Guarantor become insolvent, or fail to pay its debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Bankruptcy law, or become a party to (or be made the subject of) any proceeding provided for by any Bankruptcy law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights and remedies of Contractor granted hereunder, then, in any such event, the Guaranteed Obligations shall be, as between Guarantor and Contractor, a fully matured, due, and payable obligation of Guarantor to Contractor (without regard to whether Owner is then in default under this Agreement or whether the Guaranteed Obligations, or any part thereof is then due and owing by Owner to Contractor), payable in full by Guarantor to Contractor upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

10. Termination; Reinstatement. Guarantor’s obligations hereunder shall remain in full force and effect until this Agreement has terminated and the Guaranteed Obligations have been paid and performed in full. If at any time any amount payable by Owner under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Owner or otherwise, then Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

11. Stay of Acceleration. Should Owner voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Bankruptcy law, or become a party to (or be made the subject of) any proceeding provided for by any Bankruptcy law (other than as a creditor or claimant), all Guaranteed Obligations shall nonetheless be payable by Guarantor immediately if requested by Contractor.

12. Successors and Assigns. This Guaranty is for the benefit of Contractor and its successors and assigns, and, in the event of an assignment of the Guaranteed Obligations in accordance with the provisions of this Agreement, or any part thereof, the rights and remedies hereunder may be transferred with such obligations. This Guaranty is binding on Guarantor and each of their respective successors and permitted assigns; provided that, no Guarantor may assign its obligations under this Guaranty without obtaining the prior written consent of Contractor, and any assignment purported to be made without the prior written consent of Contractor shall be null and void.

13. Time of Essence. Time shall be of the essence in this Guaranty with respect to all of Guarantor’s obligations hereunder.

14. Holdo Term Secured Obligations. The Guaranteed Obligations are “Holdco Term Secured Obligations” that are secured pursuant to that certain Pledge and Security Agreement dated as of the date hereof between Guarantor, as grantor, and Orion Energy Partners TP Agent, LLC, as collateral agent for Contractor and the other Holdco Term Secured Parties thereunder (as amended).

15. Agreement. ThIS GUARANTY And all of the terms hereof are incorporated into this agreement and the terms of this agreement (including but not limited to sections 15 through 22 hereof) shall apply to this guaranty the same as if stated verbatim in this exhibit b, and Guarantor agrees that contractor may exercise any and all rights granted to it under this agreement without affecting the validity or enforceability of this Guaranty. The terms of this Guaranty are subject to the CTTIA. To the extent any provision of this Guaranty conflicts with any provision of the CTTIA (including, without limitation, with respect to enforcement rights or remedies), the terms of the CTTIA shall govern.

Exhibit B to Procurement, Operation & Maintenance Support Services
Agreement

Schedule I

Services

1. Administrative Services

Contractor will provide certain administrative services as reasonably requested by Owner, including, but not limited to:

●	issuing purchase orders or soliciting and presenting bids from Third Party vendors at Owner’s request, in each case for supplying the Facility with necessary equipment, spare parts and other supplies (other than those materials that are not Contractor’s obligation to provide pursuant to Section 2.2) and procuring any such supplies pursuant to bids approved by Owner;

●	taking an assignment of purchase orders and making payments on associated invoices on behalf of Owner, with Contractor’s obligations strictly limited to payment obligations expressly assumed by Contractor;

●	facilitating payment of subcontractor invoices that are approved by Owner;

●	assisting Owner, at Owner’s request, with identifying, clarifying, and resolving any discrepancies, deficiencies, or other concerns with respect to Service Contract Invoices that were not approved by Owner, including engaging in communications with the applicable subcontractor or vendor, obtaining additional supporting documentation, and coordinating any revisions that may be necessary to render the Service Contract Invoice acceptable to Owner;

●	facilitating the submission of work reports by subcontractors to Owner to aid and support Owner’s audit and inspection of the services performed by subcontractors under the Service Contracts;

●	notifying Owner in the event that any subcontractor delivers notice to Contractor terminating its Service Contract for any reason; and

●	carrying out Owner’s directives regarding the general oversight of certain subcontractors, including, but not limited to, (a) Entara, (b) Brand, (c) Bragg and (d) other subcontractors as mutually agreed upon, including, in each case, any of their respective successors and assigns.

2. Engineering and Maintenance Services

●	Contractor may provide, in Contractor’s discretion, certain engineering, maintenance and other support services as reasonably requested by Owner pursuant to an agreed upon and executed work order in form and substance satisfactory to Contractor; provided that, Contractor shall have no obligation to engage in or perform any construction related services.

Schedule I to Procurement, Operation & Maintenance Support Services
Agreement

Schedule II

Existing Service Contracts

[***]

Schedule II to Procurement, Operation & Maintenance Support Services
Agreement

Schedule III

Owner Insurance

[***]

Schedule IV to Procurement, Operation & Maintenance Support Services
Agreement

Exhibit A

Effective Date Invoice

[***]

Exhibit A to Procurement, Operation & Maintenance Support Services
Agreement